SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                 SCHEDULE 13G/A

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (AMENDMENT NO. 1)


                              SEALIFE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, $0.0001 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   81213Y 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 18, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[X] Rule 13d-1(d)

--------------------------------------------------------------------------------
CUSIP NO.   81213Y 10 8                13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------


------------------ -------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                  JOANNA P. HEYES
------------------ -------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) |_|
                                                                  (b) |_|
------------------ -------------------------------------------------------------
        3          SEC USE ONLY

------------------ -------------------------------------------------------------
        4          CITIZENSHIP OR PLACE OF ORGANIZATION
                            U.S.A.
------------------ -------------------------------------------------------------
     NUMBER           5      SOLE VOTING POWER
       OF                    2,567,748
     SHARES        --------- ---------------------------------------------------
  BENEFICIALLY        6      SHARED VOTING POWER
    OWNED BY                 0
                   --------- ---------------------------------------------------
    REPORTING         7      SOLE DISPOSITIVE POWER
     PERSON                  2,567,748
      WITH         --------- ---------------------------------------------------
                      8      SHARED DISPOSITIVE POWER
                             0
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   2,567,748
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*                                            |_|
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   10.4%    (1)
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                   IN
------------------ -------------------------------------------------------------
(1) Based on a total of 24,638,139 shares of the issuer's Common Stock issued and outstanding on November 18, 2005.

ITEM 1(a)   NAME OF ISSUER:

            SeaLife Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5601 W. Slauson Ave., Suite 283
            Culver City, California 90203

ITEM 2(a)   NAME OF PERSON FILING:

            Joanna P. Heyes

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            5601 W. Slauson Ave., Suite 283
            Culver City, California 90203

ITEM 2(c)   CITIZENSHIP:

            U.S.A.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.0001 par value per share

ITEM 2(e)   CUSIP NUMBER:

            81213Y 10 8

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4      OWNERSHIP:

            Included in rows 5 through 9 and 11.

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not Applicable.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not Applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            Not Applicable.

ITEM 10     CERTIFICATION

            Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                        NOVEMBER 21, 2005
                                        ------------------------------
                                        Date


                                        /s/ Joanna P. Heyes
                                        ------------------------------
                                        Signature


                                        JOANNA P. HEYES
                                        ------------------------------
                                        Name/Title